Exhibit 99.1

For Immediate Release

For more information contact:	Annie Leschin
StreetSmart Investor Relations
415-775-1788
or
David I. Rosenthal
UQM Technologies, Inc.
303-682-4900

UQM Technologies’ Announces Board Changes

•	Chairman William Rankin has announced his retirement from the Board of Directors
•	Current Board member Donald Vanlandingham elected as new Chairman

LONGMONT, COLORADO, APRIL 11, 2014 - UQM Technologies, Inc. (NYSE MKT: UQM) today announced that William G. Rankin, 70, has decided to retire and resign from his position as Chairman of the Board of Directors, effective April 30, 2014.  Mr. Rankin joined UQM in 1992 and served as Chief Executive Officer from 1999 until his retirement from that role in 2010.  He was elected to the Board of Directors in 1996 and elected Chairman of the Board in 2000.

“Bill’s leadership during the last twenty-two years has placed UQM as a world class provider of electric vehicle motor technology,” said Eric Ridenour, UQM Technologies’ President and Chief Executive Officer. “His strategic and operational expertise put the Company on solid footing for the next phases of UQM’s growth and potential. The Board and I are extremely grateful to Bill for his dedication, commitment and management over the years and wish him and his family only the best in the years to come”.

Donald W. Vanlandingham has been elected the new Chairman of the Board of Directors, effective May 1, 2014.  Mr. Vanlandingham has been a member of UQM’s Board of Directors since 2003.  Formerly, he was the Chairman, President and CEO of Ball Aerospace and Technologies Corporation.

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators and power electronic controllers for the automotive, commercial truck, bus, marine and military markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is located in Longmont, Colorado.

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations; including those plans, beliefs and expectations of our management with respect to, among other things, new product developments, future orders to be received from our customers, sales of products from inventory, future financial results, liquidity and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our annual report on Form 10-K for the fiscal year ended March 31, 2013 and our Form 10-Q filed on January 30, 2014, which is available through our website at www.uqm.com or at www.sec.gov.

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901